Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of GrabAGun Digital Holdings Inc. of our report relating to the audit of the financial statements of Colombier Acquisition Corp. II dated March 10, 2025, which includes an explanatory paragraph regarding Colombier Acquisition Corp. II’s ability to continue as a going concern, relating to the financial statements of Colombier Acquisition Corp. II as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from September 27, 2023 (inception) through December 31, 2023.

/s/ WithumSmith+Brown, PC

New York, New York

September 19, 2025